EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-115378; 333-115379; 333-115380; 333-70646; 333-22883; 333-02135 and 333-22881) pertaining to certain employee benefit plans of Tyson Foods, Inc., and the Registration Statements (Form S-3 No. 333-53171 and Form S-3 ASR No. 333-132434) of Tyson Foods, Inc. and related Prospectuses of our reports dated November 17, 2008, with respect to the consolidated financial statements and schedule of Tyson Foods, Inc., and the effectiveness of internal control over financial reporting of Tyson Foods, Inc., included in this Annual Report (Form 10-K) for the year ended September 27, 2008.

Rogers, Arkansas

November 17, 2008